Exhibit 99.1

Dayton Superior Reports First Quarter Results

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, reported today the following results for its first quarter ended March 28, 2008, compared with results for the similar period of 2007:

  Net sales were $95 million, down from $99 million in 2007, primarily due to fewer good weather days;
  Gross profit decreased $1 million to $28 million, due to lower net sales;
  Net loss of $18 million, or 95 cents per share, as compared to $8 million, or 45 cents per share. Of the $18 million, $6 million is related to the refinancing of a portion of the Company’s debt.

Eric R. Zimmerman, Dayton Superior’s President and Chief Executive Officer, said, “The non-residential construction industry experienced challenges in the first quarter as a result of poor weather in several regions of the country and overall economic concerns driven by the tight credit markets. In spite of lower unit volume and revenue, our product sales gross margin continued to show improvement as the Dayton Superior team focused on operational improvements, cost controls, product line rationalization, new product developments and strong marketing disciplines.”

For the quarter, sales of Dayton Superior’s concrete construction related products were $77 million, a decrease of 4%. Unit volume was lower due to fewer good weather days and was partially offset by sales price increases. Revenues from rentals of concrete forming and shoring equipment were $14 million, down 7%. Sales of used rental equipment sales were up 5%.

Gross profit on product sales was $19 million for the quarter and flat with last year as a percent of product sales at 25%. Rental gross profit was $5 million, compared with $6 million last year due to the decline in revenue, but gross profit on the sales of used rental equipment for the quarter increased by $1 million.

Selling, general, and administrative expenses increased to $27 million in the recent quarter from $26 million last year. The increase was due to increased headcount, salary increases, and increased depreciation expense from the capital investments in 2007.

Mr. Zimmerman continued, “While the current commercial construction market conditions are challenging, the markets for infrastructure and institutional construction have reasonably good momentum. All in all, while our environment is not as robust as last year, we continue to believe that the full year 2008 will be another year of improvement for Dayton Superior.”

The Company has scheduled a conference call at 11:00 a.m. EDT, Thursday, May 8, 2008 to discuss the first quarter results. The conference call can be accessed by dialing 1-800-226-0630 and entering ID# 43192054 at least 10 minutes before the start of the call. A replay of the call will be available from 2:00 p.m. EDT on Thursday, May 8, 2008 through 11:59 p.m. EDT on Thursday, May 15, 2008 by calling 1-800-642-1687 or 1-706-645-9291 and entering ID# 43192054.

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  the ability to refinance the Company’s debt on commercially reasonable terms;
  depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the non-residential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

(tables follow)

Dayton Superior Corporation Summary Income Statement, Unaudited (amounts in thousands, except per share amounts)

	For the three fiscal months ended:
	March 28, 2008		March 30, 2007
	Amount	% of Sales	Amount	% of Sales

Product Sales	$ 77,303	81.1%	$ 80,176	81.0%
Rental Revenue	13,580	14.2%	14,573	14.7%
Used Rental Equipment Sales	4,496	4.7%	4,273	4.3%
Net Sales	95,379	100.0%	99,022	100.0%

Product Cost of Sales	58,237	75.3%	60,432	75.4%
Rental Cost of Sales	8,537	62.9%	8,093	55.5%
Used Rental Equipment Cost of Sales	550	12.2%	1,126	26.4%
Cost of Sales	67,324	70.6%	69,651	70.3%

Product Gross Profit	19,066	24.7%	19,744	24.6%
Rental Gross Profit	5,043	37.1%	6,480	44.5%
Used Rental Equipment Gross Profit	3,946	87.8%	3,147	73.6%
Gross Profit	28,055	29.4%	29,371	29.7%

Selling, General & Administrative	26,835	28.1%	25,858	26.2%
Facility Closing and Severance Expenses	702	0.7%	368	0.4%
(Gain) Loss on Disposals of Property, Plant, and Equipment	(531)	(0.5%)	83	----
Income from Operations	1,049	1.1%	3,062	3.1%

Interest Expense, net	12,394	13.0%	11,050	11.2%
Loss on Extinguishment of Long-Term Debt	6,224	6.5%	----	----
Other Expense	30	----	112	0.1%
Loss Before Income Taxes	(17,599)	(18.4%)	(8,100)	(8.2%)
Provision for Income Taxes	64	0.1%	59	----
Net Loss	$ (17,663)	(18.5%)	$ (8,159)	(8.2%)

Weighted Average Shares Outstanding	18,563		18,209
Basic and Diluted Net Loss Per Share	$ (0.95)		$ (0.45)

Rental Depreciation	$ 4,246		$ 3,984
Other Depreciation	2,347		1,863
Total Depreciation	$ 6,593		$ 5,847
Rental Gross Profit Without Depreciation	9,289	68.4%	10,464	71.8%

Dayton Superior Corporation Summary Balance Sheet, Unaudited (in thousands)

	As of:
	March 28, 2008	December 31, 2007
Summary Balance Sheet:
Cash	$ 1,081	$ 3,381
Accounts Receivable, Net	64,121	68,593
Inventories	78,905	66,740
Other Current Assets	7,884	6,458
Total Current Assets	151,991	145,172

Rental Equipment, Net	66,381	67,640
Property & Equipment, Net	55,771	56,812
Goodwill & Other Assets	50,276	47,629
Total Assets	$ 324,419	$ 317,253

Revolving Credit Facility	$ 102,500	$ -
Current Portion of Long-Term Debt	102,849	8,990
Accounts Payable	36,255	39,204
Other Current Liabilities	28,728	34,933
Total Current Liabilities	270,332	83,127

Other Long-Term Debt	152,318	315,607
Other Long-Term Liabilities	8,919	8,162
Total Liabilities	431,569	406,896
Stockholders’ Deficit	(107,150)	(89,643)
Total Liabilities & Stockholders’ Deficit	$ 324,419	$ 317,253

Dayton Superior Corporation Summary Cash Flow Statement, Unaudited (in thousands)

	For the three fiscal months ended:
	March 28, 2008	March 30, 2007 (As restated)

Net Loss	$ (17,663)	$ (8,159)
Non-Cash Adjustments to Net Loss	10,410	4,721
Changes in Assets and Liabilities	(16,577)	(21,821)
Net Cash Used in Operating Activities	(23,830)	(25,259)

Property, Plant and Equipment Additions, Net	(3,064)	(5,031)
Rental Equipment Proceeds (Additions), Net	2,214	(4,310)
Net Cash Used in Investing Activities	(850)	(9,341)

Net Borrowings Under Revolving Credit Facility	102,500	6,950
Net Repayments of Other Long-Term Debt	(71,829)	(207)
Financing Costs Paid	(3,560)	(594)
Prepayment Premium on Redemption of Long-Term Debt	(4,641)	-
Issuance of Shares of Common Stock	-	731
Net Change in Loans to Stockholders	(8)	831
Net Cash Provided By Financing Activities	22,462	7,711

Other, Net	(82)	76
Net Decrease in Cash	$ (2,300)	$ (26,813)

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115